UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
   UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
          15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                 Commission File Number 000-14481

                           Brauvin Real Estate Fund L.P. 5
     (Exact name of registrant as specified in its charter)

     30 North LaSalle Street, Suite 3100, Chicago, Illinois 60602
                         (312) 759-7660
(Address, including zip code, and telephone number, including are code, of registrant's
                  principal executive offices)

                            Limited Partnership Interests
    (Title of each class of securities covered by this Form)

                                           N/A
 (Titles of all other classes of securities for which a duty to file reports under section 13(a)
                        or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)
          Rule 12g-4(a)(1)(ii)
          Rule 12g-4(a)(2)(i)
          Rule 12g-4(a)(2)(ii)
          Rule 12h-3(b)(1)(i)
          Rule 12h-3(b)(1)(ii)
          Rule 12h-3(b)(2)(i)
          Rule 12h-3(b)(2)(ii)
          Rule 15d-6

       Approximate  number  of  holders  of  record  as  of   the
certification or notice date: None (Certificate of Cancellation filed with the Delaware Secretary of State on June 30, 2006).

      Pursuant to the requirements of the Securities Exchange Act of  1934,  Brauvin  Real  Estate Fund  L.P.  5  has  caused  this
certification/notice  to  be  signed  on  its   behalf   by   the
undersigned duly authorized person.

Date:  June 30, 2006                    By:  /s/ Jerome J. Brault
                                   Jerome  J.  Brault, Individual
                                   General  Partner and President
                                   of Brauvin Ventures, Inc., the
                                   corporate  general partner  of
                                   Brauvin Real Estate Fund  L.P.
                                   5, by James L. Brault by Power
                                   of Attorney